Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Flash Sports & Media Holdings, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, $0.001 par value per share	(1)	457(a)	62,670,547	$1.8825	$117,977,304.73	0.0001381	$16,292.67

Total Offering Amounts:							$117,977,304.73		16,292.67
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$16,292.67

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Offering Note(s)

(1)	Consists of 55,865,074 shares of Common Stock registered under the Registration Statement consisting of (i) (a) up to 131,027 shares of Common Stock, (b) up to 51,789,000 shares of Common Stock issued upon conversion of 51,789 shares of convertible preferred stock and (c) up to 2,720,000 shares of Common Stock issuable upon conversion of 2,720 shares of convertible preferred stock; (ii) 30,520 shares of Common Stock; and (iii) up to 8,000,000 shares of Common Stock issuable upon exercise of the March Warrant, First April Warrant and Second April Warrant and upon conversion of the March Note and April Note.

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the registrant’s common stock as reported on Nasdaq on June 29, 2026, rounded up. which date is within five business days prior to the filing of this registration statement. FLZH’s high and low on June 29, 2026 were $2.015 and $1.75, respectively.